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                                                                   EXHIBIT 10(z)

                                              November 11,1996

Mr. Alan M. Mark
41 Seminole Way
Short Hills, NJ 07078


Dear Mr. Mark:

     This letter agreement (the "Agreement") will confirm the understanding between Pharmos Corporation ("Pharmos" or the "Company") and Alan M. Mark (the "Consultant") pursuant to which the Company agrees to engage the Consultant and the Consultant agrees to provide services to the Company under the terms and conditions herein provided.

1.   TERM - The Company hereby agrees to retain the Consultant for the six month
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period commencing November 1, 1996.  This agreement may be terminated by the
Consultant after 3 months with 30 days written notice to the Company (the "Consulting Term").

2.   DUTIES- During the Consulting Term, the Company hereby retains the
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Consultant as the Company's financial advisor and the Consultant agrees to advise the Company with respect to the Company's capital structure and other matters. The Consultant will be acting CFO, reporting to the Chief Executive Officer, and will assist the Company with certain responsibilities typically performed by the chief financial officer, including financial planning, budgeting, investor relations, preparation of SEC reports and other administrative responsibilities.

3.   COMPENSATION - For Consultant's services hereunder during the Consulting
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Term, the Company will pay the Consultant a Consulting Fee of $15,000 per month, payable in advance on the first of each month, and will reimburse all reasonable out-of-pocket expenses. The Company recognizes that the Consultant will not be located at a Pharmos owned or leased facility and therefore agrees to reimburse Consultant for the costs of an office, certain equipment and an automobile used by the Consultant; such amounts will not exceed $3,000 per month but in no case will they be less than $2,000 per month. In the event that the end of the Consulting Term is in the middle of a month, the fees and reimbursements will be pro rated.

The Consultant will receive 10,000 warrants upon the signing of this agreement, 15,000 additional warrants after three months and 15,000 additional warrants at the termination of this agreement. However, if the Consultant elects to effect a termination of this agreement prior to the scheduled grant date of additional warrants, such warrants will not be granted. Warrants will have an exercise price equal to the average of the closing bid and ask prices prior to the grant date, will have a six year term (not exerciseable in first year), and will contain terms and registration rights similar to the warrants issued to C. Neill.

The Company understands that the Consultant's services are important in assisting the Company to raise additional financing and complete strategic transactions. In addition to the
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compensation provided above, Consultant shall receive from the Company success fees as follows:

     (i) with respect to financings arranged without a finder, agent and underwriter, such fee will consist of a cash payment of 3% of gross proceeds ("Investment") received by the Company and 3% value in warrants to purchase common stock of the Company at 100% of the closing bid price on the date of subscription.

     (ii) with respect to financing arranged in part or in full with the assistance of a finder, agent or underwriter, the fees will be one-half of those indicated in 3(i) for the portion of the financing utilizing such finder, agent or underwriter and the fees will be 100% of the amounts in 3(i) for any other portion.

     (iii) with respect to a merger, sale of Company, sale of assets or subsidiary, or an acquisition by the Company, the cash fee will be 0.5% of the transaction value (defined as the fair market value of the consideration received or paid plus the assumption of any liabilities).

All above fees will be payable in full at the closing of each transaction. All warrants will be valued using Black-Sholes formula and will be similar in form to those issued to Consultant in October 1996. In the event transactions described in Sections 3(i), 3(ii), and 3(iii) are initiated during the Consulting Term (as evidenced by a draft term sheet, draft agreement, draft memorandum of understanding, or draft letter of intent and, in the case of
Section 3(iii), approval of the proposed transaction by the relevant Boards of Directors) and consummated within six months of the termination of this engagement, the success fees shall be payable to the Consultant. No success fees will be payable in connection with any strategic alliance or related equity investment.

4.   INDEMNITY- The Company agrees to hold harmless, defend and indemnify
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Consultant from any firm or individual associated with Consultant for all reasonable expenses incurred by the Consultant in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal administrative or investigative to which Consultant is, was or at any time becomes a party, or is threatened to be made a party, by reason of this Agreement or Consultant's performance of services for or on behalf of Company. The Consultant will benefit from the Company's D&O insurance program.

5.   INDEPENDENT CONTRACTOR- During the Consulting Term, Consultant will serve
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the Company an an independent contractor.

6.   HEADINGS- The headings in this Agreement are solely for the convenience of
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reference and shall be given no effect in the construction or interpretation of this Agreement.

7    GOVERNING LAW- This Agreement, and any dispute arising under or relating to
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any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.   AMENDMENTS - This Agreement may not be amended or changed except by the
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written agreement of the Company and the Consultant.
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Mr. Alan M. Mark
November 11, 1996
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9.   SEVERABILITY - If any one or more of the provisions contained in this
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Agreement are held to be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions contained herein shall not in any way be affected or impaired.

10.  AGREEMENTS - This agreement, once executed by the parties, will replace and
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supersede any previous consulting agreements between the Company and the
Consultant except that the provision relating to fees on future financings by investors in the September 1996 agreement (providing for the payment of a finder's fee in the event certain investors make additional investments in the Company prior to September 1997) shall remain in force.


If the foregoing terms correctly set forth our agreement please confirm this letter by signing and returning to us the duplicate of this letter.


/S/ Haim Aviv                            /S/ Alan Mark
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By: Dr. Haim Aviv, CEO                   By: Alan M. Mark, Consultant
Pharmos Corporation